Exhibit 99.1

Panbela Provides Business Update and Reports Q1 2021 Financial Results

MINNEAPOLIS (GLOBE NEWSWIRE) May 12, 2021 Panbela Therapeutics, Inc. (Nasdaq: PBLA), a clinical stage biopharmaceutical company developing disruptive therapeutics for the treatment of patients with cancer today provides a business update and reports financial results for the quarter ended March 31, 2021. Management is hosting an earnings call today at 4:30 p.m. ET.

The first quarter 2021 was marked by meaningful clinical progress.

Q1 and Recent Highlights

●	Abstract accepted with poster presentation at American Society of Clinical Oncology (ASCO) Annual Meeting June 4-8, 2021.

●	Partial clinical hold lifted from the company's Phase 1 first-line study of SBP-101.

●	Research agreement entered into with Johns Hopkins University School of Medicine; Preclinical studies underway.

As previously announced, in April the U.S. Food and Drug Administration (FDA) lifted the partial clinical hold on the company's Phase 1 first-line study of SBP-101 when used in combination with standard of care agents gemcitabine and nab-paclitaxel for treatment of patients with metastatic pancreatic ductal adenocarcinoma. The company has agreed to include in the design of future studies the exclusion of patients with a history of retinopathy or at risk of retinal detachment and scheduled periodic ophthalmologic monitoring for all patients, and in future dose-finding studies screening for retinal toxicity will be included.

“Year to date, we have focused on advancing SBP-101 in its first indication and exploring the broader potential of polyamine metabolic inhibition,” said Jennifer K. Simpson, PhD, MSN, CRNP, President & Chief Executive Officer. “With the hold lifted, we are excited to move the pancreatic cancer program forward. Additionally, the research initiated with Johns Hopkins will help to inform development outside of pancreatic cancer as well as potentially in combination with a checkpoint inhibitor.”

Based on interim data from our Phase I trial, SBP-101 demonstrated a 62% objective response rate in combination with gemcitabine & abraxane (G&A); more than double the historical standard of care for metastatic pancreatic cancer with G&A.

We believe SBP-101 has the potential to expand into other cancers with known elevated levels of polyamine metabolism.

Upcoming Milestones

●	Public release of additional data from phase 1 trial – ASCO Annual Meeting June 4-8, 2021

●	Initiation of randomized phase 2 study mid-year

●	Public release of preclinical data across tumors outside of pancreatic cancer 2H’21

First Quarter ended March 31, 2021 Financial Results

General and administrative expenses were $1.1 million in the first quarter of 2021, compared to $0.5 million in the first quarter of 2020. The change in the quarter is primarily associated with increased headcount and other increased costs associated with maintaining our common stock on the Nasdaq Capital Market.

Research and development expenses were $1.1 million in the first quarter of 2021, compared to $0.6 million in the first quarter of 2020. The change in quarter is due primarily to higher manufacturing costs in preparation for future clinical trials.

Net loss was $2.3 million, or $0.23 per diluted share, compared to a net loss of $1.8 million, or $0.27 per diluted share, in the first quarter of 2020.

Total cash was $8.1 million as of March 31, 2021. Total current assets were $8.8 million and current liabilities were $1.3 million as of the same date. The company had no debt as of March 31, 2021.

Conference Call Information

To participate in this event, dial approximately 5 to 10 minutes before the beginning of the call.

Date: May 12, 2021
Time: 4:30 PM Eastern Time
Toll Free: 877-407-9205
International: 201-689-8054

The call will also be available over the Internet and accessible at: https://www.webcaster4.com/Webcast/Page/2556/40994

Conference Call Replay Information

Toll Free: 877-481-4010
International: 919-882-2331
Replay Passcode: 40994

Webcast replay: https://www.webcaster4.com/Webcast/Page/2556/40994

About SBP-101

SBP-101 is a proprietary polyamine analogue designed to induce polyamine metabolic inhibition (PMI) by exploiting an observed high affinity of the compound for pancreatic ductal adenocarcinoma and other tumors. The molecule has shown signals of tumor growth inhibition in clinical studies of US and Australian metastatic pancreatic cancer patients, suggesting potential complementary activity with an existing FDA-approved standard chemotherapy regimen. In data evaluated from clinical studies to date, SBP-101 has not shown exacerbation of bone marrow suppression and peripheral neuropathy, which can be chemotherapy-related adverse events. Recently observed serious visual adverse events are being evaluated and patients with a history of retinopathy or at risk of retinal detachment will be excluded from future SBP-101 studies. The safety data and PMI profile observed in the current Panbela sponsored clinical trial provides support for continued evaluation of SBP-101 in a randomized clinical trial.   For more information, please visit  https://clinicaltrials.gov/ct2/show/NCT03412799 .

About Panbela

Panbela Therapeutics, Inc. is a clinical-stage biopharmaceutical company developing disruptive therapeutics for patients with urgent unmet medical needs. The company’s initial product candidate, SBP-101, is for the treatment of patients with metastatic pancreatic ductal adenocarcinoma, the most common type of pancreatic cancer. Panbela Therapeutics, Inc. is dedicated to treating patients with pancreatic cancer and exploring SBP-101’s potential for efficacy in combination with other agents in other cancer indications. Further information can be found at www.panbela.com . Panbela Therapeutics, Inc. common stock is listed on The Nasdaq Stock Market LLC under the symbol PBLA.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements,” including within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “believe,” “expect,” “intend,” “may,” and “plan.” Examples of forward-looking statements include statements we make regarding the design and conduct of future clinical trials and potential expanded applications of SBP-101. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially and adversely from the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: (i) our ability to obtain additional funding to complete a randomized clinical trial; (ii) progress and success of our Phase 1 clinical trial; (iii) the impact of the current COVID-19 pandemic on our ability to complete monitoring and reporting in our current clinical trial and procure the active ingredient; (iv) our ability to demonstrate the safety and effectiveness of our SBP-101 product candidate (v) our ability to obtain regulatory approvals for our SBP-101 product candidate in the United States, the European Union or other international markets; (vi) the market acceptance and level of future sales of our SBP-101 product candidate; (vii) the cost and delays in product development that may result from changes in regulatory oversight applicable to our SBP-101 product candidate; (viii) the rate of progress in establishing reimbursement arrangements with third-party payors; (ix) the effect of competing technological and market developments; (x) the costs involved in filing and prosecuting patent applications and enforcing or defending patent claims; and (xi) such other factors as discussed in Part I, Item 1A under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, any additional risks presented in our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Any forward-looking statement made by us in this press release is based on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement or reasons why actual results would differ from those anticipated in any such forward-looking statement, whether written or oral, whether as a result of new information, future developments or otherwise.

Contact Information:

Investors:
James Carbonara
Hayden IR
(646) 755-7412
james@haydenir.com

Media:
Tammy Groene
Panbela Therapeutics, Inc.
(952) 479-1196 ext. 170
IR@panbela.com

Panbela Therapeutics, Inc.

Consolidated Statements of Operations and Comprehensive Loss (unaudited)

(In thousands, except share and per share amounts)

	Three months ended March 31,
	2021	2020	Percent Change
Operating expenses:
General and administrative	$1,149	$468	145.5%
Research and development	1,099	598	83.8%
Operating loss	(2,248)	(1,066)	110.9%

Other income (expense):
Interest expense	(3)	(4)	-25.0%
Other income	(122)	(820)	-85.1%
Total other expense	(125)	(824)	-84.8%

Loss before income tax benefit	(2,373)	(1,890)	25.6%

Income tax benefit	116	92	26.1%

Net loss	(2,257)	(1,798)	25.5%
Foreign currency translation adjustment	99	797	-87.6%
Comprehensive Loss	$(2,158)	$(1,001)	115.6%

Basic and diluted net loss per share	$(0.23)	$(0.27)	-14.8%
Weighted average shares outstanding - basic and diluted	9,887,578	6,631,308	49.1%

Panbela Therapeutics, Inc.

Consolidated Balance Sheets (unaudited)

(In thousands, except share amounts)

	March 31, 2021	December 31, 2020
ASSETS	(Unaudited)
Current assets:
Cash	$8,098	$9,022
Prepaid expenses and other current assets	310	412
Income tax receivable	431	323
Total current assets	8,839	9,757
Other noncurrent assets	55	56
Total assets	$8,894	$9,813

LIABILITITES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$782	$554
Accrued expenses	528	811
Total current liabilities	1,310	1,365

Stockholders' equity:
Preferred stock, $0.001 par value; 10,000,000 authorized; no shares issued or outstanding as of March 31, 2021 and December 31, 2020	-	-
Common stock, $0.001 par value; 100,000,000 authorized; 10,088,872 and 9,664,427 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	10	10
Additional paid-in capital	56,142	54,848
Accumulated deficit	(48,283)	(46,026)
Accumulated comprehensive loss	(285)	(384)
Total stockholders' equity	7,584	8,448
Total liabilities and stockholders' equity	$8,894	$9,813

Panbela Therapeutics, Inc.

Consolidated Statements of Cash Flows (unaudited)

(In thousands)

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(2,257)	$(1,798)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	252	112
Changes in operating assets and liabilities:
Income tax receivable	(113)	(97)
Prepaid expenses and other current assets	100	97
Accounts payable	334	546
Accrued liabilities	(281)	20
Net cash used in operating activities	(1,965)	(1,120)

Cash flows from financing activities:
Proceeds from exercise of stock purchase warrants	1,042	-
Repayments of term debt	-	(26)
Net cash provided by (used by) financing activities	1,042	(26)

Effect of exchange rate changes on cash	(1)	(7)

Net change in cash	(924)	(1,153)
Cash at beginning of period	9,022	2,449
Cash at end of period	$8,098	$1,296

Supplemental disclosure of cash flow information:
Cash paid during period for interest	$3	$2

Supplemental disclosure of non-cash transactions:
Warrants issued for future services	$-	$228